Exhibit 4.3

WA-[ ]	Warrant to Purchase ** ** Shares of Common Stock

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS WARRANT NOR SUCH SHARES OF COMMON STOCK MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

Void after 5:30 P.M. New York City time on March 7, 2011

SERIES A COMMON STOCK PURCHASE WARRANT
(subject to mandatory exercise as provided in Section 10 of this Warrant)

OF

NATURALNANO, INC.

This is to certify that, FOR VALUE RECEIVED, [ ]., or registered assigns (“Holder”), is entitled to purchase, on the terms and subject to the provisions of this Warrant, from NaturalNano, Inc., a Nevada corporation (the “Company”), at an exercise price (the “Exercise Price”) of twenty two cents ($0.22) per share, [ ] shares of common stock, par value $.001 per share (“Common Stock”), of the Company at any time during the period (the “Exercise Period”) commencing on the date of this Warrant and ending at 5:30 P.M. New York City time, on March 7, 2011; provided, however, that if such date is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which such banks are not authorized to close. The number of shares of Common Stock to be issued upon the exercise or conversion of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time in the manner set forth in this Warrant. The shares of Common Stock deliverable upon such exercise or conversion, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares,” and the exercise price for the purchase of a share of Common Stock pursuant to this Warrant in effect at any time, as the same may be adjusted from time to time, is hereinafter sometimes referred to as the “Exercise Price.” This Warrant was issued pursuant to a Loan and Security Agreement (the “Loan Agreement”) dated March 7, 2007, between the Company, the initial holder of this Warrant and the other investors named therein, and the holder of this Warrant is entitled to the benefits of the Loan Agreement and the Registration Rights Agreement, as defined in the Loan Agreement. The date of the initial issuance of this Warrant is the Closing Date under the Loan Agreement. Reference in this Warrant to “all of the Warrants” or words of like import shall relate to all of the Series A Common Stock Purchase Warrants issued pursuant to the Loan Agreement.

1. Exercise of Warrant.

(a) This Warrant may be exercised in whole at any time or in part from time to time during the Exercise Period by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares of Common Stock specified in such form. Payment of the Exercise Price may be made either by check (subject to collection) or wire transfer in the amount of the Exercise Price. If this Warrant should be exercised in part only, whether pursuant to this Section 1(a) or pursuant to Section 1(b) of this Warrant, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the shares of Common Stock purchasable hereunder. The holder of this Warrant shall not be required to physically deliver this Warrant upon exercise of this Warrant pursuant to this Section 1(a) or on conversion of this Warrant as provided in Section 1(b) of this Warrant. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, or upon delivery of the notice of conversion or exercise without delivery of this Warrant, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

(b) In lieu of exercising this Warrant by payment of the Exercise Price pursuant to Section 1(a) of this Warrant, and subject to the limitations provisions of Section 1(c) of this Warrant, the Holder shall have the right, on notice to the Company, to convert this Warrant, in whole or in part to the extent that this Warrant has not been exercised pursuant to said Section 1(a) of this Warrant or converted pursuant to this Section 1(b), for the number of shares of Common Stock equal to a fraction of the number of shares of Common Stock as to which this Warrant is being converted, the numerator of which is excess of the Current Market Value (as defined below) per share over the total cash exercise price per share, and the denominator of which is the Market Price of the Common Stock as of the trading day immediately prior to the Conversion Date. For the purpose of this Warrant, the terms (x) “Current Market Value” shall be the last sales per share of the Common Stock (as reported by Bloomberg, L.P. or, if the Common Stock is traded on the Nasdaq Stock Market or the New York or American Stock Exchange, as reported by such market or exchange) as of the trading day immediately prior to the Conversion Date, and (y) “Market Price of the Common Stock” shall be the average of the low bid price per share of the Common Stock (as reported by Bloomberg L.P. or, if the Common Stock is traded on the Nasdaq Stock Market or the New York or American Stock Exchange, as reported by such market or exchange) for the five trading days prior to the Conversion Date. The Conversion Date shall mean, the date on which the Holder gives the Company notice of conversion by hand delivery or telecopier. In the event that Bloomberg, L.P. shall not provide such information, the information shall be provided by a person or entity that regularly provides price and volume information that is selected by the Holders of a majority of the Warrants then outstanding, based on the number of shares of Common Stock issuable upon exercise of the Warrants. The parties understand and agree that, for purposes of Rule 144 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), if the holder converts the Warrant pursuant to this Section 1(b), its holding period will commence on the Closing Date, as defined in the Loan Agreement.

(c) The holder of this Warrant may not make a cashless exercise pursuant to Section 1(b) of this Warrant (i) during the twelve months following the initial issuance of this Warrant and (ii) thereafter if the sale by the Holder of the Warrant Shares is covered by an effective registration statement.

(d) The Holder shall not be entitled to exercise or convert this Warrants to the extent that, on the date of such conversion or exercise, the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates, as defined in the Loan Agreement, on such date plus (ii) the number of shares of Common Stock issuable upon exercise or conversion of this Warrant would result in the Holder and its Affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock of the Company, except as expressly provided in Section 1(e) of this Agreement. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act of 1934, as amended, and Regulation 13d-3 of the Commission thereunder. This limitation shall not affect the ability of the Investor to exercise or convert the warrants in a manner which would result in the Company having issued in the aggregate shares of Common Stock in excess of the 4.99% limitation as long as the Holder does not, at any one time as a result of such conversion or exercise, beneficially own more than such percentage. Under conditions set forth in the Loan Agreement and in Section 10(a)(i) of this Warrant, the reference in this Section 1(d) to 4.99% shall mean 9.99%. The limitation set forth in this Section 1(d) is referred to as the “4.99% Limitation.” The 4.99% Limitation may not be waived, modified or amended and any attempted waiver, modification or amendment of the 4.99% Limitation shall be void.

(e) The 4.99% Limitation shall terminate upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company. A “Change in Control” means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. Upon the occurrence of a Change of Control, the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the Holder.

2. Reservation and Delivery of Shares.

(a) The Company hereby agrees that at all times there shall be reserved for issuance upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance and delivery upon exercise or conversion of this Warrant and that it shall not increase the par value of the Common Stock.

(b) Except as otherwise set forth herein, upon delivery of a completed Purchase Form accompanied, if the exercise is not a cashless exercise, by payment of the Exercise Price, not later than three (3) business days after the Exercise Date (such third day being the “Delivery Date”), the Company shall deliver to the Holder a certificate or certificates which, after the effective date of a registration statement covering the shares of Common Stock issuable upon exercise of this Warrant (the “Effective Date”), shall be free of restrictive legends and trading restrictions (other than those required by the Securities Act) representing the number of shares of Common Stock being acquired upon such exercise. After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section 2(b) electronically through the Depository Trust Company or another established clearing company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any exercise of this Warrant such certificate or certificates are not delivered to or as directed by the applicable Holder by the second day after the Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the conversion shall be deemed void ab initio.

(c) The Company’s obligations to issue and deliver the Common Stock upon exercise of this Warrant in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such shares. In the event the Holder shall elect to exercise this Warrant in whole or in part, the Company may not refuse to effect such exercise based on any claim that the Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless an injunction from a court, on notice, restraining and or enjoining such exercise shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Value, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration or litigation of the dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue the Common Stock upon a properly executed Purchase Form. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 2(b) within two trading days of the Delivery Date applicable to such exercise, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Value of the Warrant being exercised, $50 per trading day (increasing to $100 per trading day three (3) trading days after such damages begin to accrue and increasing to $200 per trading day six (6) trading days after such damages begin to accrue) for each trading day after the Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder’s right to pursue actual damages for the Company’s failure to deliver certificates representing shares of Common Stock upon exercise within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(d) If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section 2(b) by the Delivery Date, and if after such Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder was entitled to receive upon the exercise relating to such Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (a) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (i) the product of (x) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the exercise at issue multiplied by (y) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of this Warrant with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Borrowers. Nothing in this Section 2(d) shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant pursuant to its terms.

3. Fractional Shares. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise or conversion of this Warrant, the Company shall round the number of shares of Common Stock to be issued to the next higher integral number of shares

4. Exchange, Transfer, Assignment or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other Warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Subject to the provisions of Section 11 of this Warrant, upon surrender of this Warrant to the Company or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other Warrants which carry the same rights upon presentation hereof at the office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

5. Rights of the Holder. The Holder shall not, by virtue of this Warrant, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant, the Loan Agreement and the Registration Rights Agreement and are not enforceable against the Company except to the extent set forth herein and therein.

6. Adjustments To Exercise Price. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

(a) In case the Company shall, subsequent to the date of the initial issuance of this Warrant, (i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares or otherwise effect a stock split or distribution, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares or otherwise effect a reverse split, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6(a)) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Section 6(a)) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise (prior to any adjustment pursuant to Section 6(f) of this Warrant).

(b) In case the Company shall, subsequent to the date of the initial issuance of this Warrant, distribute to all holders of Common Stock evidences of its indebtedness or assets (excluding (x) cash dividends or distributions paid out of current earnings and (y) dividends or distributions referred to in Section 6(a) of this Warrant), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding multiplied by the Current Market Price per share of Common Stock, less the fair market value (as determined by the Company’s Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and of which the denominator shall be the total number of shares of Common Stock outstanding multiplied by such Current Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(c) If, while this Warrant is outstanding, the Company sells or otherwise issues any Convertible Securities, shares of Common Stock, or shares of any class of capital stock at a price per share of Common Stock, or with a conversion right or exercise price to acquire Common Stock at a price per share of Common Stock (other than (x) an Exempt Issuance, as defined in the Loan Agreement, or (y) an issuance covered by Section 6(a) or 6(b) of this Warrant), that is less than the Exercise Price in effect at the time of such sale (such lower price being referred to as the “Lower Price”), the Exercise Price shall be reduced to an adjusted Exercise Price which is equal to the Lower Price. Such adjustment shall be made successively whenever any such sale or other issuance at a Lower Price is made. The term “Convertible Security” shall mean any debt or equity security or instrument upon the conversion or exercise of which shares of Common Stock may be issued.

(i) For purposes of this Section 6(c), the price at which such shares of Common Stock are issued shall be the consideration paid for the Common Stock or the price at which the Company agrees to issue shares of Common Stock. The price at which any Convertible Security is issued shall be the amount received for the issuance of the Convertible Security plus the minimum amount of additional consideration which is payable upon exercise or conversion of the Convertible Security. If the Company issues securities as a unit, regardless of whether such issuance is defined as a unit, a separate computation shall be made with respect to (x) shares of Common Stock and convertible securities (based on the maximum number of shares of Common Stock which may be issued upon conversion, including conversion of interest or dividends, but excluding warrants, rights and options) and (y) warrants, options or rights, with a separate computation being made as to each warrant, option or right which is issued. If warrants, options or rights are issued, the Company shall not be deemed to have received any consideration for the issuance of the shares upon exercise of the warrant, option or right other than the lowest exercise price provided therein. If the Company has an agreement which provides for the issuance of shares at a fixed price or a formula price with a maximum price, the Company shall be deemed to have issued securities at such maximum price regardless of whether any securities are actually sold, and any issuance of securities below such maximum price shall, if such price is a Lower Price, be a sale which results in an adjustment pursuant to this Section 2(c).

(ii) By way of example, if the Company issues for $1,000,000 securities consisting of 500,000 shares of Common Stock and a convertible note for $1,000,000 with a conversion price of $.40 and warrants to purchase 1,000,000 shares of Common Stock at $.40, the Lower Price would be determined by dividing the total consideration paid for the Common Stock and the note ($1,000,000) by the number of shares of Common Stock issued (3,000,000 shares, representing the 500,000 shares issued at closing plus the 2,500,000 shares issuable upon conversion of the note), which would result in Lower Price of $.333, which would become the adjusted Exercise Price of this Warrant. If, in the same example, the exercise price of the warrant were $.30 per share, the Lower Price would be $.30, which would become the adjusted Exercise Price. If, in either case, the conversion price of all or any part of the convertible notes or the exercise price of all or any of the warrants were subsequently reduced, a further adjustment would be made.

(iii) Any stock or convertible securities (other than warrants or options which shall be valued at the lowest stated exercise price thereof) issued for services that are not Exempt Issuances shall, for purposes of this Warrant, be valued at the par value thereof unless such issuance is made with the prior written approved of the Investors, as defined in the Loan Agreement, in which event the securities shall be valued in the manner as set forth in the Investors’ approval.

(d) In case the Company shall, subsequent to the date of initial issuance of this Warrant, issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Current Market Price per share of Common Stock for the record date mentioned below, if issuance does not result in an adjustment pursuant to Section 6(c) of this Warrant, the Exercise Price shall be adjusted to an adjusted Exercise equal to the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the record date mentioned below plus the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such Current Market Price per share of the Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchased (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; and shall be effective regardless of whether such rights are exercised or expire in whole or in part unexercised. The provisions of this Section 6(d) are in addition to the provisions of Section 6(c) and any adjustment pursuant to this Section 6(d) shall be made after the application of Section 6(c).

(e) Subject to the provisions of Section 6(a) of this Warrant, whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to this Section 6, the number of shares of Common Stock issuable upon exercise or conversion of this Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock issuable upon exercise of each Warrant in effect on immediately prior to the adjustment by the Exercise Price then in effect and dividing the product so obtained by the Exercise Price, as adjusted. In no event shall the Exercise Price per share be less than the par value per share, and, if any adjustment made pursuant to said Section 6 would result in an Exercise Price which would be less than the par value per share, then, in such event, the Exercise Price per share shall be the par value per share; provided, however, that the limitation contained in this sentence shall not affect the number of shares of Common Stock issuable upon exercise or conversion of this Warrant.

(f) In the event that at any time, as a result of an adjustment made pursuant to this Section 6, the Holder of any Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

(g) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this and similar Warrants initially issued by the Company.

7. Officer’s Certificate. Whenever the Exercise Price shall be adjusted as required by the provisions of Section 6 of this Warrant, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer’s certificate showing the adjusted Exercise Price and the adjusted number of shares of Common Stock issuable upon exercise of each Warrant, determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder, and the Company shall, forthwith after each such adjustment, mail, by certified mail, return receipt requested and by telecopier and e-mail, a copy of such certificate to the Holder at the Holder’s address set forth in the Company’s Warrant Register.

8. Notices To Warrant Holders. So long as this Warrant shall be outstanding, (a) if the Company shall pay any dividend or make any distribution upon Common Stock (other than a regular cash dividend payable out of retained earnings) or (b) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (c) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail, return receipt requested, to the Holder, at least fifteen days prior to the date specified in clauses (i) and (ii), as the case may be, of this Section 8 a notice containing a brief description of the proposed action and stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

9. Reclassification, Reorganization or Merger. In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of the property of the Company as an entirety, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section 9 shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. Notwithstanding the foregoing, in the event that, as a result of any merger, consolidation, sale of assets or similar transaction, all of the holders of Common Stock receive and are entitled to receive no consideration other than cash in respect of their shares of Common Stock, then, at the effective time of the transaction, the rights to purchase Common Stock pursuant to the Warrants shall terminate, and the holders of the Warrants shall, notwithstanding any other provisions of this Warrant, receive in respect of each Warrant to purchase one (1) share of Common Stock, upon presentation of the Warrant Certificate, the amount by which the consideration per share of Common Stock payable to the holders of Common Stock at such effective time exceeds the Exercise Price in effect on such effective date, without giving effect to the transaction; provided, however, that if such transaction would, but for this Section 9, result in a reduction in the Exercise Price pursuant to Section 6(c) of this Warrant, the Exercise Price shall be reduced to reflect that transaction. In the event that, in such a transaction, the value of the consideration to be received per share of Common Stock is equal to or less than the Exercise Price, the Warrants shall automatically terminate and no consideration will be paid with respect thereof.

10. Mandatory Exercise.

(a) i)The Company shall have the right at any time, on not less than forty five (45) days written notice, to require the Holder to exercise the outstanding Warrants, if, and only if, the Market Price of the Common Stock shall equal or exceed the “Target Price” and the “Trading Volume” shall equal or exceed the “Target Volume” on any consecutive twenty (20) trading days ending on the trading day prior to the date that the Company delivers notice of mandatory exercise. Notice of mandatory exercise shall be mailed by first class mail, postage prepaid, and sent by telecopier or e-mail, and shall be deemed given on the date of receipt of the notice by the Holder, provided that receipt is acknowledged. The Company must require that all Warrants be exercised if it requires any Warrants to be exercised; provided, however, that if exercise pursuant to this Section 10(a)(i) would result in a violation of the 4.99% Limitation (provided, however, that for purposes of this Section 10, the references to 4.99% shall be deemed to be 9.99%), the Company shall not have the right to require exercise of the Holders’ Warrants to the extent that the exercise of the Warrants would result in such a violation. In such event, the Company may subsequently exercise its right to require exercise of the remaining Warrants held by the Holder at such future time as, and to the extent that, such exercise would not result in a violation of the 4.99% Limitation.

(ii) As used in this Section 10, the following terms shall have the meanings set forth below:

(A) “Mandatory Exercise Date” shall mean the date by which the Warrants are required to be exercised, as set forth in the notice of mandatory exercise from the Company to the Holders of the Warrants, subject to Section 10(b)(ii) of this Warrant.

(B) “Market Price” shall mean the closing price of the Common Stock (as reported by Bloomberg L.P. or, if the Common Stock is traded on the Nasdaq Stock Market or the New York or American Stock Exchange, as reported by such market or exchange).

(C) “Target Price” shall mean seventy five cents ($.75); which price shall be subject to adjustment for events described in Section 6(a) of this Warrant.

(D) “Trading Volume” shall mean the trading volume in the Common Stock (as reported by Bloomberg L.P. or the Nasdaq Stock Market or the New York or American Stock Exchange, as the case may be).

(E) “Target Volume” shall mean one hundred fifty thousand (150,000) shares.

(b) Notwithstanding any other provision of this Section 10:

(i) The Company may only exercise the right of required exercise pursuant to Section 10(a)(i) of this Warrant if a registration statement covering the sale by the Holder of the shares of Common Stock issuable upon exercise of this Warrant is current and effective and, based on the date of the prospectus forming a part of the registration statement and the age of the financial statements contained in the registration statement, the registration statement can be used by the Holder in connection with the sale of the Common Stock for at least three months after the Mandatory Exercise Date without the need to file a post-effective amendment to update the registration statement, and there shall not have occurred any material event concerning the Company or its Affiliates for which disclosure would be necessary in order that the information contained in the registration statement is true and correct in all material respects and does not omit any information necessary to make the information contained therein not misleading. The redemption notice shall include the certificate of the Borrowers’ respective chief executive officers as to the matters set forth in this Section 10(b)(i).

(ii) In the event that, at any time subsequent to the date on which the Company gives notice of mandatory exercise and before the Mandatory Exercise Date, the shares of Common Stock issuable upon exercise of the Warrants are not subject to a current and effective registration statement, the Company’s right to require exercise of the Warrants shall be suspended with respect to all Warrants that have not then been exercised or converted and such notice of mandatory exercise shall be deemed to have been withdrawn; provided, however, that the Holder’s right to convert the Warrant as provided in Section 1(b) of this Warrant shall continue for the balance of the Exercise Period. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter requiring mandatory exercise of the Warrants in the manner provided for, and subject to the provisions of, this Section 10.

(c) The notice of mandatory exercise shall specify (i) the Mandatory Exercise Date, (ii) the representation required by Section 10(b)(i) of this Warrant, and (iii) the number of Warrants with respect to which mandatory exercise is being demanded if exercise of less than all of the Warrants is being demanded. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the demand for mandatory exercise except as to a Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Chief Financial Officer of the Company that notice of mandatory exercise has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d) The Holder’s obligation to exercise this Warrant in accordance with the terms of this Section 10 are absolute and unconditional, irrespective of any action or inaction by the Company to enforce the same.

11. Transfer to Company with the Securities Act.

(a) The Holder of this Warrant shall be entitled to the benefits of the Registration Rights Agreement.

(b) This Warrant or the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may not be sold or otherwise disposed of except pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of such Act.

Dated as of March 7, 2007	NATURALNANO, INC.

By:
Name:
Title:

PURCHASE FORM

Dated: , 20

______
The undersigned hereby irrevocably exercises this Warrant to the extent of purchasing _______ shares of Common Stock and hereby makes payment of $____________ in payment of the Exercise Price therefor.

______	The undersigned hereby irrevocably converts this Warrant pursuant to the cashless conversion provisions of Section 1(b) of this Warrant with respect to _______ shares of Common Stock.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name:______________________________________________________________________________________________________________________________________
(Please typewrite or print in block letters)

Signature:___________________________________________

Social Security or Employer Identification No.________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED,____________________________________________________________________________________________________________

hereby sells, assigns and transfer unto

Name ______________________________________________________________________________________________________________________________________
(Please typewrite or print in block letters)

Address____________________________________________________________________________________________________________________________________

Social Security or Employer Identification No._______________________

The right to purchase Common Stock represented by this Warrant to the extent of _________shares as to which such right is exercisable and does hereby irrevocably constitute and appoint __________________ attorney to transfer the same on the books of the Company with full power of substitution.

Dated: , 20

Signature_________________________________________

Signature Medallion Guaranteed:

_________________________________________________